Exhibit 99.2
Red Robin Gourmet Burgers, Inc. Appoints Nicole Miller Regan to its Board of Directors
Englewood, Colo. — August 14, 2023 — Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced it has appointed Nicole Miller Regan as an independent Board Director, effective immediately. Her addition to the Company’s Board will increase its size from eight to nine members.
Since December 2022, Ms. Miller Regan has served as the Chief Financial Officer of 7 Brew, a network of drive-thru beverage-only stands recognized for its hospitality model. Prior to that, Ms. Miller Regan served as the managing director and head of the consumer equity research practice at Piper Sandler, a leading investment bank, from 2006 through 2022.
Dave Pace, Red Robin’s Board Chair, said, "I am pleased to have Nicole join the Board of Directors as we continue to build a highly talented and diverse team made up of complimentary skillsets. Nicole brings tremendous expertise in capital markets and a unique perspective that will help ensure that Red Robin remains aligned with the investment community.”
“Having known and greatly respected Nicole over the last two decades, I too am excited by her being named to our Board. Her input will be invaluable in both helping us grow the business as well as effectively positioning Red Robin in the eyes of investors.” said G.J. Hart, Red Robin’s President and Chief Executive Officer.
Nicole Miller Regan said, “I have long admired Red Robin and previously covered the company as an equity research analyst earlier in my career. I am honored to serve on the Board and look forward to contributing to this iconic brand’s comeback alongside my fellow Board members and the executive team. Red Robin has tremendous opportunity through the implementation of the North Star plan, and I am fortunate to join the Board during this exciting time.”
Ms. Miller Regan holds a Master of Business Administration degree from Tulane University and a Bachelor of Arts degree from College of St. Benedict. Currently, Ms. Miller Regan sits on the Board of Trustees of the Culinary Institute of America and serves as a director for Tacombi, a privately held fast casual Mexican restaurant chain.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's now easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering, or you can download our new app for easy customization, access to the Red Robin Royalty® dashboard and more. There are more than 500 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

For media relations questions contact:
Kathleen Bush, Red Robin Gourmet Burgers, Inc.
kbush@redrobin.com
(303) 846-5114

For investor relations questions contact:
Raphael Gross, ICR
(203) 682-8253